Mire&Associates Inc.
Petroleum Consultants

1830 Snake River, Unit A
Katy, TX 77449
Tel: 281-646-9878
www.mireandassociates.com

March 19, 2015

United American Petroleum Corporation
9600 Great Hills Trail, Suite 150W
Austin, TX 78759

ATTN: Mr. Michael Carey

SUBJECT: 2014 Year End Reserves

Mr. Carey,

Mire and Associates, Inc. (MAI) has updated the proved reserves as of January 1, 2015 for oil and gas properties owned by United American Petroleum Corporation (UAPC). These properties are located in nine (9) Texas counties. Reserves and cash flows were generated for the UAPC interests using SEC pricing ($4.35 / MMBTU and $91.48 / barrel). These estimates were done as per the Securities and Exchange Commission's standards as described in the December 2008 amendment of Section 210.4-10 of Regulation S – X. This report is provided to United American Petroleum Corporation to satisfy the requirements contained in Item 1202(a)(8) of U.S. Securities and Exchange Commission Regulation S-K.

As of January 1, 2015 we estimate the UAPC net proved reserves to about 118,660 barrels of oil (118.66 MBO). Projected future cash flows show a discounted net present value (NPV10%) of $2,025,090.

DISCUSSION

UAPC has ownership interest in thirty-one (31) oil & gas leases with about eighty-one (81) producing wells. The properties are located in Bastrop, Duval, Frio, Gonzales, Medina, Navarro, Parker, Pecos, and Shackelford counties in Texas. UAPC is the operator on most of the leases. At the end of 2014 total gross production was about forty-seven (47) barrels of oil per day. We have evaluated the properties and a summary of the reserves and value by reserves class and category is shown in the following table.

United American Petroleum Corporation

Reserves summary as of January 1, 2015

Reserves class & category	Net Reserves		Net Rev	Exp & Tax	Invest	Cash Flow M$		Life
	MBO	MMCF	M$	M$	M$	Non-Disc	NPV(10)	Years
Proved producing	69.6	0.0	5,892.0	3,948.6	0.3	1,943.1	1,130.4	25
Proved non-producing	28.8	0.0	2,653.4	1,880.2	181.4	591.8	254.2	22
Proved undeveloped	20.3	0.0	1,842.7	449.3	250.0	1,143.4	640.5	23
Total Proved	118.7	0.0	10,388.1	6,278.1	431.6	3,678.3	2,025.1	25

METHOD OF APPRAISAL

The purpose of this report is to estimate proved oil and gas reserves for United American Petroleum Corporation using industry standard assumptions and methods. Significant data was collected and examined using volumetric calculations and decline curve analysis. Offset production, logs, maps, analog information and accounting statements were all studied.

The properties have been evaluated on the basis of future net cash flow or income. This income will accrue to the appraised interest as the wells are produced to their economic limits. The future net income has also been shown discounted at ten (10%) percent to determine its present worth as required by Regulation S - X.

ECONOMIC ASSUMPTIONS

For the cash flow analysis an oil price of $91.48 per barrel and a gas price of $4.35 per MMBtu were used as per SEC pricing guidelines for 2014. Local field price differentials were applied. This price was held constant (no escalations).

Operating expense data were supplied by UAPC. MAI analyzed these expenses and average values were included in our cash flows. These expenses were held constant through the life of the properties (no escalations). Lease restoration and well abandonment costs are not included in our analysis as the equipment salvage value should cover these costs.

RESERVE DETERMINATION

Reserves were estimated for the wells by using engineering and geologic methods widely accepted in the industry. For the producing reservoirs, performance methods were used to estimate reserves. Extrapolations were made of various historical data including oil, gas and water production and pressure data.

Titles to the evaluated property have not been examined or independently confirmed. The data used in this evaluation was supplied by United American Petroleum Corporation or was obtained from public sources.

Mire & Associates, Inc. have made use of all data, appropriate methods, and procedures that are needed to prepare this report according to SEC regulation S-X Section 210.4-10 as amended on December 2008.

All estimates are a function of the quality of the available data and are subject to the existing economic conditions, operating methods, and government regulations in effect at the time of the report. The reserves presented in this report are estimates only and should not be interpreted as being exact amounts. Actual volumes recovered could be higher or lower than estimated.

Not only are such reserves and revenue estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

New regulations could have an adverse effect on the reserves calculated in this report. Importantly changes to regulations on water disposal or well re-injection could significantly decrease or eliminate this report's proved reserves.

Kurt Mire supervised or performed all of the relevant technical work during the creation of this report. He is a petroleum consultant and officer of Mire & Associates, Inc., a Texas company. Kurt Mire has a B.S. degree in Petroleum Engineering from the University of Louisiana at Lafayette and is a registered professional engineer (#115886). He has 30 years of experience in creating reserve reports and completing reserve analysis for conventional and unconventional fields in the United States.

In my opinion the reserve estimates presented in this report are reasonable and were made with generally accepted engineering and evaluation principles.

The Economic Summary Projection and Economic One-Liners tables are attached.
Thanks for letting us help with this.

Sincerely,

Kurt Mire, P.E.
Petroleum Consultant

STATE OF TEXAS
KURT M. MIRE
115886
LICENSED
PROFESSIONAL ENGINEER

Date : 03/16/2015 1:44:38PM
Partner : All Cases

Total

ECONOMIC SUMMARY PROJECTION

UNITED AMERICAN PETROLEUM CORP
Custom Selection
Discount Rate : 10.00
As of : 01/01/2015

2014 YE RESERVES
SEC PRICES $91.48/BBL & 4.35/MMBTU

Est. Cum Oil (Mbbl) : **10,991.64**
Est. Cum Gas (MMcf) : **524.92**
Est. Cum Water (Mbbl) : **48,028.97**

Year	Oil Gross (Mbbl)	Gas Gross (MMcf)	Oil Net (Mbbl)	Gas Net (MMcf)	Oil Price ($/bbl)	Gas Price ($/Mcf)	Oil & Gas Rev. Net (M$)	Misc. Rev. Net (M$)	Costs Net (M$)	Taxes Net (M$)	Invest. Net (M$)	NonDisc. CF Annual (M$)	Cum Disc. CF (M$)
2015	17.35	0.00	8.87	0.00	87.35	0.00	774.69	0.00	310.88	55.00	431.64	-22.84	-27.82
2016	20.26	0.00	10.63	0.00	88.15	0.00	936.77	0.00	362.10	66.51	0.00	508.16	413.42
2017	18.51	0.00	9.59	0.00	87.98	0.00	843.70	0.00	362.10	59.90	0.00	421.70	746.15
2018	16.86	0.00	8.70	0.00	87.93	0.00	764.83	0.00	349.75	54.30	0.00	360.77	1,004.92
2019	14.46	0.00	7.71	0.00	88.08	0.00	678.73	0.00	317.15	48.19	0.00	313.39	1,209.24
2020	12.60	0.00	6.98	0.00	88.20	0.00	615.40	0.00	294.55	43.69	0.00	277.15	1,373.51
2021	11.71	0.00	6.47	0.00	88.22	0.00	570.97	0.00	286.33	40.54	0.00	244.10	1,505.00
2022	11.15	0.00	6.14	0.00	88.17	0.00	541.42	0.00	286.33	38.44	0.00	216.65	1,611.10
2023	10.65	0.00	5.84	0.00	88.14	0.00	515.02	0.00	286.33	36.57	0.00	192.12	1,696.64
2024	10.22	0.00	5.59	0.00	88.11	0.00	492.40	0.00	286.33	34.96	0.00	171.10	1,765.90
2025	8.96	0.00	4.99	0.00	87.58	0.00	437.10	0.00	256.00	31.03	0.00	150.06	1,821.11
2026	7.40	0.00	4.26	0.00	86.87	0.00	369.78	0.00	210.67	26.25	0.00	132.86	1,865.55
2027	7.04	0.00	4.02	0.00	86.90	0.00	349.73	0.00	206.09	24.83	0.00	118.81	1,901.68
2028	6.81	0.00	3.88	0.00	86.88	0.00	337.01	0.00	206.09	23.93	0.00	107.00	1,931.26
2029	6.25	0.00	3.59	0.00	86.99	0.00	312.29	0.00	196.47	22.17	0.00	93.64	1,954.80
Rem.	34.73	0.00	21.41	0.00	86.35	0.00	1,848.24	0.00	1,323.41	131.23	0.00	393.61	70.30
Total 25.4	**214.97**	**0.00**	**118.66**	**0.00**	**87.55**	**0.00**	**10,388.07**	**0.00**	**5,540.58**	**737.55**	**431.64**	**3,678.29**	**2,025.09**
Ult.	**11,206.60**	**524.92**											

Eco. Indicators

Return on Investment (disc) :	5.895
Return on Investment (undisc) :	9.522
Years to Payout :	1.04
Internal Rate of Return (%) :	587.04

Present Worth Profile (M$)

PW 5.00% :	**2,645.42**	**PW 20.00% :**	**1,339.23**
PW 8.00% :	**2,239.65**	**PW 30.00% :**	**977.26**
PW 10.00% :	**2,025.09**	**PW 40.00% :**	**756.27**
PW 12.00% :	**1,844.01**	**PW 50.00% :**	**608.23**
PW 15.00% :	**1,620.55**	**PW 60.00% :**	**502.61**

3/16/2015 1:43:17PM

Economic One-Liners

Project Name : **UNITED AMERICAN PETROLEUM**

As of Date: 1/1/2015

Ownership Group : **All Cases**

2014 YE RESERVES
SEC PRICES $91.48/BBL & 4.35/MMBTU

Lease Name *Risked* / UnRisked	*Reserve Category*	Net Reserves Oil (Mbbl)	Net Reserves Gas (MMcf)	Net Revenue Oil (M$)	Net Revenue Gas (M$)	Net Revenue Other (M$)	Expense & Tax (M$)	Invest. (M$)	Cash Flow Non-Disc. (M$)	Cash Flow Disc. CF (M$)	Life (years)
Grand Total	**Total**	**118.66**	**0.00**	**10,388.07**	**0.00**	**0.00**	**6,278.14**	**431.64**	**3,678.29**	**2,025.09**	**25.37**
Proved Rsv Class	**Total**	**118.66**	**0.00**	**10,388.07**	**0.00**	**0.00**	**6,278.14**	**431.64**	**3,678.29**	**2,025.09**	**25.37**
Proved Rsv Class											
Producing Rsv Category	**Total**	**69.58**	**0.00**	**5,892.00**	**0.00**	**0.00**	**3,948.62**	**0.26**	**1,943.12**	**1,130.44**	**25.37**
Non-Producing Rsv Category	**Total**	**28.83**	**0.00**	**2,653.42**	**0.00**	**0.00**	**1,880.23**	**181.38**	**591.81**	**254.18**	**22.31**
Shut-In Rsv Category	**Total**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**
Undeveloped Rsv Category	**Total**	**20.25**	**0.00**	**1,842.65**	**0.00**	**0.00**	**449.29**	**250.00**	**1,143.36**	**640.47**	**22.63**
BASTROP County	**Total**	**3.29**	**0.00**	**316.28**	**0.00**	**0.00**	**177.53**	**2.80**	**135.95**	**80.19**	**15.37**
ROSSER T I #4	*P-DP*	0.37	0.00	33.02	0.00	0.00	19.16	0.26	13.59	9.49	10.68
GABRIEL 3,4,9	*P-NP*	2.92	0.00	283.27	0.00	0.00	158.36	2.54	122.36	70.69	15.37
KOI UNIT 1	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
ROSSER T I #2	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
DUVAL County	**Total**	**48.31**	**0.00**	**4,365.64**	**0.00**	**0.00**	**3,351.00**	**178.84**	**835.80**	**443.69**	**22.31**
WELDER J F HEIRS C #2, #8	*P-DP*	10.21	0.00	977.04	0.00	0.00	772.94	0.00	204.10	151.67	10.56
WELDER J F HRS -B- #4, #8	*P-DP*	2.22	0.00	185.54	0.00	0.00	172.51	0.00	13.03	11.56	3.72
WELDER J F HRS 320 #6	*P-DP*	2.21	0.00	184.36	0.00	0.00	164.38	0.00	19.98	17.04	5.29
WELDER STATE #4	*P-DP*	7.77	0.00	648.54	0.00	0.00	519.30	0.00	129.24	79.95	14.71
WELDER B4,8 320 #6 WORKOVE	*P-NP*	25.91	0.00	2,330.15	0.00	0.00	1,721.86	178.84	469.45	183.48	22.31
FRIO County	**Total**	**40.79**	**0.00**	**3,605.09**	**0.00**	**0.00**	**1,594.35**	**250.00**	**1,760.74**	**988.66**	**23.42**
LOZANO HECTOR C 1,2,3	*P-DP*	20.54	0.00	1,762.44	0.00	0.00	1,145.06	0.00	617.38	348.19	23.42
LOZANO LOC 5	*P-UD*	20.25	0.00	1,842.65	0.00	0.00	449.29	250.00	1,143.36	640.47	22.63
GONZALES County											
MARCEE 1	*P-DP*	3.09	0.00	257.10	0.00	0.00	154.84	0.00	102.26	74.08	11.39
MEDINA County	**Total**	**1.82**	**0.00**	**152.89**	**0.00**	**0.00**	**115.50**	**0.00**	**37.39**	**22.24**	**17.89**
BAILEY JAMES & REGINA 9,10,1	*P-DP*	1.82	0.00	152.89	0.00	0.00	115.50	0.00	37.39	22.24	17.89
FOHN E L -A-	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
FOHN EDWARD UNIT II	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
ROGERS -B-	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
ROGERS C C UNIT -1-	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
BAILEY JAMES & REGINA SR	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
FOHN, ELMER -B-	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Economic One-Liners

Project Name : **UNITED AMERICAN PETROLEUM**

Ownership Group : **All Cases**

As of Date: 1/1/2015

2014 YE RESERVES
SEC PRICES $91.48/BBL & 4.35/MMBTU

Lease Name *Risked* / UnRisked	*Reserve Category*	Net Reserves Oil (Mbbl)	Net Reserves Gas (MMcf)	Net Revenue Oil (M$)	Net Revenue Gas (M$)	Net Revenue Other (M$)	Expense & Tax (M$)	Invest. (M$)	Cash Flow Non-Disc. (M$)	Cash Flow Disc. CF (M$)	Life (years)
ROGERS, C.C. JR.	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
ROGERS, C.C. UNIT -2-	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NAVARRO County											
MCKINNEY	*P-DP*	0.34	0.00	28.05	0.00	0.00	21.10	0.00	6.96	6.10	4.53
PARKER County	**Total**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**
B S L 1	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
CARTER COY 3	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
BONNEAU 1	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
CARTER COY 1	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
CARTER COY 2	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
PECOS County											
MCKENZIE J F -STATE 1	*P-DP*	21.02	0.00	1,663.01	0.00	0.00	863.83	0.00	799.18	410.14	25.37
SHCKLFRD County	**Total**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**	**0.00**
DAVIS MERRICK	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
DAVIS MERRICK B 17	*P-DP*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
DAVIS MERRICK A 16	*P-SI*	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00